Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

KiNRG, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	(1)	457(o)	4,312,500	$4.50	$19,406,250.00	0.0001381	$2,680.30
Fees to be Paid	Equity	Representative's Warrants	(2)	Other				0.0001381	0.00
Fees to be Paid	Equity	Common Stock Underlying Representative's Warrants	(3)	Other	215,625	$4.95	$1,067,343.75	0.0001381	$147.40

Total Offering Amounts:							$20,473,593.75		2,827.70
Total Fees Previously Paid:
Total Fee Offsets:
Net Fee Due:									$2,827.70

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Offering Note(s)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

Includes shares of common stock that may be purchased by the underwriters pursuant to their over-allotment option.

Pursuant to Rule 416 under the Securities Act of 1933, as amended, there is also being registered hereby such indeterminate number of additional shares as may be issued or issuable because of stock splits, stock dividends and similar transactions.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

Includes shares of common stock that may be purchased by the underwriters pursuant to their over-allotment option.

We have agreed to issue to the representatives of the underwriters warrants to purchase a number of shares of common stock equal to five percent (5%) of the total number of shares of common stock sold in this offering at an exercise price equal to one hundred and ten percent (110%) of the initial public offering price of the shares of common stock sold in this offering, including the exercise of the over-allotment option, if any.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

Includes shares of common stock that may be purchased by the underwriters pursuant to their over-allotment option.

Pursuant to Rule 416 under the Securities Act of 1933, as amended, there is also being registered hereby such indeterminate number of additional shares as may be issued or issuable because of stock splits, stock dividends and similar transactions.

We have agreed to issue to the representatives of the underwriters warrants to purchase a number of shares of common stock equal to five percent (5%) of the total number of shares of common stock sold in this offering at an exercise price equal to one hundred and ten percent (110%) of the initial public offering price of the shares of common stock sold in this offering, including the exercise of the over-allotment option, if any.